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                                                   AmeriPath, Inc. Press Release
                                                                     Page 1 of 2

                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Gregory A. Marsh                              Michelle D. Getty
Vice President & CFO                          Investor Relations
AmeriPath, Inc.                               AmeriPath, Inc.
561-712-6211                                  561-712-6260
                                              E-mail:  invrel@ameripath.com


                 AMERIPATH ANNOUNCES INCREASED MALPRACTICE COSTS
                   AND COMMENTS ON MEDICARE PROPOSAL FOR 2003

Riviera Beach, FL, July 1, 2002 - AmeriPath, Inc. (Nasdaq:PATH), a leading national provider of cancer diagnostics, genomics, and related information services, today announced that it has renewed its medical malpractice coverage for the policy year effective July 1, 2002 to June 30, 2003. Despite an excellent claims history, the Company encountered a severe malpractice environment resulting in an annualized renewal rate in excess of budget by $6 to $8 million. As a result, the Company anticipates the balance of 2002 to be negatively impacted by $.03 to $.04 per quarter for the remaining two quarters of 2002.

"This premium increase is a function of market conditions and not a result of abnormal loss experience at AmeriPath," said James C. New, Chairman and CEO. "Malpractice insurance has been a well-publicized problem in healthcare, in fact, it is becoming financially paralyzing in many sectors. We believe some type of government reform will be necessary before the market experiences a return to acceptable levels."

Medicare Proposal

AmeriPath is disappointed by the Department of Health and Human Services' proposed revisions to Medicare payment under the physician fee schedule for calendar year 2003. These proposals are subject to comment and, in the Company's experience, there can be differences between proposed and final fee schedules, which are normally published in November. Also, there is existing legislation in Congress, which will minimize the proposal's impact. AmeriPath will work with the College of American Pathologists (CAP) to provide feedback on the proposed rates. Should rates be implemented per the Center for Medicare and Medicaid Services (CMS) proposed schedule, AmeriPath would experience up to a $10 million revenue reduction. If the House Ways and Means recommendation of 2% increase in the conversion factor is adopted, the negative revenue impact would be reduced to $3 million. The Company believes the smaller number is the most likely. The Company will provide `03 guidance at the end of July on its quarterly conference call.

                                    - more -

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                                                   AmeriPath, Inc. Press Release
                                                                     Page 2 of 2

AmeriPath will hold a conference call on Tuesday, July 2, 2002 at 10:00 a.m. Eastern Time. This conference call will offer an audio broadcast live on the Internet and can be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PATH&script=1020&item
_id=ew,644773,1&layout=6 or at the Company's website, http://www.ameripath.com. A playback of the call will be available from 12:00 p.m. July 2 to 12:00 p.m. July 4. PostView dial-in number of the telephone replay is 800-633-8284, ID #20734071.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company's extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

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The statements contained in this press release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements - which are sometimes identified by words such as "may", "should", "believe", "expect", "anticipate", "estimate" and similar expressions and which include any financial or operating estimates, forecasts or projections - are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company's operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management's current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company's financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company's annual, quarterly, and other reports and filings with the SEC.

Editor's Note: This release is also available at http://www.ameripath.com